Exhibit 99.1

NEWS RELEASE

Contact:	Stacy Feit
Investor Relations
Tel: 213-486-6549
Email: investor_relations@mflex.com

MFLEX ANNOUNCES PRELIMINARY FISCAL 2014 FIRST

QUARTER FINANCIAL RESULTS

Results Meet Expectations with Sales to New Customers Doubling Sequentially

Irvine, CA, January 15, 2014 – Multi-Fineline Electronix, Inc. (NASDAQ: MFLX), a leading global provider of high-quality, technologically advanced flexible printed circuits and assemblies, today reported preliminary financial results for its fiscal first quarter ended December 31, 2013.

The Company expects net sales in the first quarter of fiscal 2014 to be within the Company’s guidance range at approximately $210 million, compared to net sales of $289.7 million in the same quarter last year. Gross margin during the first quarter of fiscal 2014 is anticipated to be in-line with expectations of approximately breakeven, compared to 8.5 percent for the same period in the prior year. MFLEX expects to provide its complete financial results and business outlook in its earnings release and conference call on February 6, 2014.

Reza Meshgin, Chief Executive Officer of MFLEX commented, “Our preliminary fiscal first quarter results were in-line with our expectations, reflecting ongoing program ramps, as well as new programs that started up during the quarter. Net sales to our newer customers more than doubled sequentially, and are expected to represent approximately 23 percent of total net sales. Looking ahead to the fiscal second quarter, we expect a significant sequential decline in net sales that we anticipate could approach 40 percent. This is expected to drive a net loss during the quarter. We are working toward reducing our revenue volatility by continuing to grow our new customers and transitioning to a broader and more profitable product mix.”

Mr. Meshgin continued, “As we indicated last quarter, our excess capacity has had a negative effect on our profitability, which has been exacerbated by the quarter to quarter net sales volatility that we have experienced. As a result, we have undertaken a review of our manufacturing capacity in an effort to align our cost structure with net sales levels while maintaining the long-term capacity necessary to support our growth objectives. We are in the process of finalizing our implementation

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plans, including obtaining the necessary approvals. Once completed, we expect to have a significantly improved cost structure to drive profitability and competitiveness. We expect our fiscal second quarter results to reflect significant impairment and restructuring charges, however the cash component should be less than $20 million. We expect this amount to be partially offset in future quarters as we sell idled assets. With approximately $111 million in cash at December 31st and no debt, we believe we have a very strong balance sheet to support us through this transition period. At this stage, we anticipate most of the cost reductions to be in place by the fiscal third quarter, which we believe will put us on a path back to profitability.”

About MFLEX

MFLEX (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuits and assemblies to the electronics industry. The Company is one of a limited number of manufacturers that provides a seamless, integrated end-to-end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The Company targets its solutions within the electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the Company’s products include smartphones, tablets, computer/data storage, portable bar code scanners, personal computers and other consumer electronic devices. MFLEX’s common stock is quoted on the Nasdaq Global Select Market under the symbol MFLX.

Certain statements in this news release are forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements include, but are not limited to, statements and predictions regarding: net sales and losses; profitability; gross margins; product mix; restructuring plans; impairment and restructuring charges, including the cash component thereof; manufacturing capacity; cost reductions and our cost structure; growth objectives; demand for our products; balance sheet projections. Additional forward-looking statements include, but are not limited to, statements pertaining to other financial items, plans, strategies or objectives of management for future operations, the Company’s future operations and financial condition or prospects, and any other statement that is not historical fact, including any statement which is preceded by the words “forecast,” “guidance,” “preliminary,” “scheduled,” “assume,” “can,” “will,” “plan,” “should,” “expect,” “estimate,” “aim,” “intend,” “look,” “project,” “foresee,” “target,” “anticipate,” “may,” “believe,” or similar words. Actual events or results may differ materially from those stated or implied by the Company’s forward-looking statements as a result of a variety of factors including the effect of the economy on the demand for

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electronic devices; the Company’s success with new and current customers, those customers’ success in the marketplace and usage of flex in their products; demand for the Company’s products; product mix; the Company’s ability to diversify and expand its customer base and markets; the Company’s effectiveness in managing manufacturing processes, costs, quality assurance and yields; the ramping and launch of new programs; currency fluctuations; pricing pressure; the outcome of the Company’s restructuring plans; Company workforce issues; the degree to which the Company is able to utilize or reduce available manufacturing capacity, enter into new markets and execute its strategic plans; electricity, material and component shortages; the impact of natural disasters, competition and technological advances; the outcome of tax audits; labor issues in the jurisdictions in which the Company operates; and other risks detailed from time to time in the Company’s SEC reports, including its Annual Report on Form 10-K for the year ended September 30, 2013. These forward-looking statements represent management’s judgment as of the date of this news release. The Company disclaims any intent or obligation to update these forward-looking statements.

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